Exhibit 10.1     Amended and Restated Change in Control Agreement with H. Douglas Chaffin

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

July 16, 2018

This is an amended and restated agreement (the “Agreement”) of that certain Amended and Restated Change in Control Agreement by and between MBT Financial Corp., a Michigan Corporation ("MBT") and H. Douglas Chaffin ("Executive") dated January 3, 2006.

RECITALS

Whereas, MBT is a bank holding company whose principal subsidiary is engaged in the business of banking and businesses incidental thereto.

Whereas, Executive possesses unique skills, knowledge and experience relating to the business of MBT.

Whereas, MBT desires to retain the future services of Executive, and, in that connection, Executive desires to be assured that, in the event of a change in the control of MBT, Executive will be provided with an adequate severance payment for termination without cause or as compensation for Executive's severance because of a material change in his duties and functions.

Whereas, MBT desires to be assured of the objectivity of Executive in evaluating a potential change of control and advising whether or not a potential change of control is in the best interest of MBT and its shareholders.

Whereas, MBT desires to induce Executive to remain in the employ of the Company following a change of control to provide for continuity of management.

NOW, THEREFORE, in consideration of the premises and of their mutual covenants expressed in this Agreement, the parties hereto make the following agreement, intending to be legally bound thereby:

Section 1 - Definitions.

A.	Board – “Board” shall mean the Board of Directors of MBT.

B.	MBT –“MBT” means MBT Financial Corp., a Michigan corporation and the parent corporation of Monroe Bank & Trust.

C.	Cause – “Cause” shall mean and be limited to Executive’s (a) criminal dishonesty, (b) refusal to perform his duties on an exclusive and substantially full-time basis, (c) refusal to act in accordance with any specific substantive instructions given by Company with respect to Executive’s performance of duties normally associated with his position prior to the Change in Control, or (d) engaging in conduct which could be materially damaging to Company without a reasonable good faith belief that such conduct was in the best interest of Company.

D.	Change in Control – “Change in Control" shall have the meaning set forth on Exhibit A.

E.	Code – “Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

F.	Company – “Company” means MBT, Monroe Bank & Trust and all other members of MBT's Affiliated Group, over which Executive has managerial control, as the term "Affiliated Group" is defined in Section 1504 of the Code, and shall include any predecessor or successor corporations of the Company and its Affiliated Group.

G.	Compensation – "Compensation" shall mean Executive’s then current annual base salary plus any cash bonuses for the last whole calendar year preceding Executive's termination of employment. Compensation shall not include any amount, other than base salary and cash bonuses, included in Executive's taxable compensation for federal income tax purposes and reported to Executive and Internal Revenue Service ("IRS") such as the reporting of previously deferred compensation or gain realized upon exercise of any non qualified stock options.

H.	Exchange Act – “Exchange Act” means the Securities Exchange Act of 1934.

Section 2 - Term of Agreement.

This Agreement shall terminate on the date which is the earliest of:

1.	The date this Agreement is mutually rescinded;

2.	The date which is two (2) years after the date of a Change in Control.

3.

Before a Change in Control, on the date which Monroe Bank & Trust, or any other member of the Company's Affiliated Group, and over which Executive has managerial control, which is a depository institution which is insured by an agency of any state or the United States Federal Government:

a.	becomes insolvent; or

b.	has appointed any conservator or receiver; or

c.	is determined by an appropriate federal banking agency to be in a troubled condition, as defined in the applicable law and regulations; or

d.

is assigned a composite rating of 4 or 5 by the appropriate federal banking agency or is informed in writing by the Federal Deposit Insurance Corporation that it is rated a 4 or 5 under the Uniform Financial Institution's Rating System of the Federal Financial Institutions Examination Council; or

e.	has initiated against it by the Federal Deposit Insurance Corporation a proceeding to terminate or suspend deposit insurance; or

f.

reasonably determines in good faith and with due care that the payments called for under this Agreement, or the obligations and promises assumed and made under this Agreement have become proscribed under applicable law or regulations. Provided, however, if such law or regulations apply prospectively only, or for some other reason do not apply to this Agreement, then this Agreement shall not be deemed by Company to be proscribed.

Notwithstanding any termination of this Agreement, the Company’s obligations under Sections 4 and 6 and Executive’s obligations under Section 9 of this Agreement shall survive the termination of the Agreement, and shall remain in force until the latest of: (i) the date the Agreement terminates under the preceding sentence, (ii) the date the Company has completed payment of all amounts due under Sections 4 and 6, and (iii) the performance of Executive’s obligations under Section 9 hereof.

Section 3 - Reduction in Compensation Proscribed After a Change in Control.

From the date of a Change in Control to the date of termination of this Agreement Executive shall receive as compensation, while still employed by Company, a salary at a rate no less than the highest rate in effect during the one-year period before the Change in Control, and shall, in addition, be entitled to receive a bonus equal to at least the average of the last three years bonuses paid before the Change in Control. In addition, during such period, the Company shall pay and provide for Executive at no cost to Executive, all of his then-current fringe benefits, including but not limited to health, disability, dental, life insurance and club memberships, all of which shall be at levels and amounts no less favorable than levels and amounts in effect as of the Change in Control.

Section 4 – Payments Due After a Change in Control.

A.

If during the term of this Agreement and during the period of twenty-four (24) months after the date of a Change in Control, Executive is discharged without Cause or Executive resigns because he has: (i) been demoted, (ii) had his compensation reduced, (iii) had his principal place of employment transferred away from Monroe County, Michigan, or a county contiguous thereto, or (iv) had his job title, status or responsibility materially reduced, then the Company shall make the payments to Executive set forth in subsection D of this Section 4.

B.

If Executive voluntarily terminates employment not earlier than six (6) months and not later than nine (9) months following a Change in Control, then the Company shall make the payments to Executive set forth in subsection D of this Section 4.

C.

If Executive is discharged by Company other than for Cause and there is a Change in Control within two years following the discharge, then the Company shall make the payments to Executive set forth in subsection D of this Section 4.

D.

In the event of the termination of Executive's employment as described in A, B or C above, Executive shall be entitled to receive a cash payment equal to two (2.0) times his Compensation. The payment required shall be paid at the end of the first month commencing after the Executive's termination of employment in the case of a benefit entitlement under Subsection A, or B above. In the event of termination of employment as described in C above, payment shall be made immediately upon the effective date of the Change in Control. If Executive's employment is terminated as described in Subsection A or Subsection B above, then in addition to the above cash payment, Company shall make an additional cash payment equal to twelve months of the then current cost of any club memberships provided by the Company for the benefit of Executive and twelve months of the then current cost of the premiums Executive would be required to pay to purchase COBRA continuation coverage from the Company’s group health plans for the term of the Benefit Period as defined below, and replace Executive's coverage in Company's disability, and life insurance at the same levels that had been provided immediately prior to his termination of employment. The Benefit Period shall commence on the date of termination of the Executive's employment and shall end on the last day of the 12th consecutive whole month thereafter.

In the event Executive dies before collecting all amounts and benefits due under this Section, any payments owing shall be paid to the person or persons as stated in the last designation of beneficiary concerning this Agreement signed by Executive and filed with Company, and if not, then to the personal representative of Executive.

The payments and benefits provided for herein are in lieu of compensation, benefits or amounts the Executive might otherwise be entitled to under the Company’s severance policy or otherwise payable by the Company be reason of termination of employment.

E.

If any severance payments otherwise payable to Executive under this Agreement in connection with a Change in Control would, when combined with any other payments or benefits Executive becomes entitled to receive that are contingent on the same Change in Control (such payments and benefits to be referred to as "Parachute Payments") would: (i) constitute a "parachute payment" within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the severance payments payable to Executive under this Section 4 shall be reduced to such extent which would result in no portion of such severance benefits being subject to the Excise Tax under Section 4999 of the Code (the “Reduced Amount”). Any determination of the Excise Tax or the Reduced Amount required under this Section 4.E shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon the Company and Executive for all purposes. For purposes of making the calculations required by this Section 4.E, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

F.

Any subsequent employment by Executive shall not reduce the obligation of the Company to make the full payments and provide the full benefits specified herein and Executive shall have no obligation to seek other employment or otherwise mitigate the effect of his discharge from employment.

G.	Notwithstanding the provisions of this agreement providing for payment of benefits, if at the time a benefit would otherwise be payable, Employee is a “specified employee” [as defined below], and the payment provided for would be deferred compensation with the meaning of the Internal Revenue Code (the “Code”), section 409A, the distribution of the Employee’s benefit may not be made until six months after the date of the Employee’s separation from service with the Company [as that term may be defined in Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h) or any other Treasury regulations or other guidance promulgated thereunder], or, if earlier the date of death of the Employee. This requirement shall remain in effect only for periods in which the stock of the Company is publicly traded on an established securities market. For purposes of this subparagraph a “specified employee” shall mean any Employee of the Company who is a “key employee” of the Company within the meaning of Code section 416(i). This shall include any employee who is (i) a 5-percent owner of the Company’s common stock, or (ii) an officer of the Company with annual compensation from the Company of $130,000.00 or more, or (iii) a 1-percent owner of Company’s common stock with annual compensation from the Company of $150,000.00 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to indexing section 416(i) of the Code). The provisions of this subparagraph have been adopted only in order to comply with the requirements added by Code section 409A. These provisions shall be interpreted and administered in a manner consistent with the requirements of Code section 409A, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such Code section 409A.

Section 5 – Qualified and Non-Qualified Retirement Pension Plans.

Nothing in this Agreement shall reduce any pension benefits or benefits from other qualified or non-qualified retirement plans maintained by Company to which Executive is otherwise entitled without regard to this Agreement.

Section 6 – Provision for Outplacement Services.

In the event of the termination of employment of Executive requiring the payments specified in Section 4 of this Agreement, Executive shall be entitled to six months of out-placement services following termination of employment. Such services shall include employment counseling, resume services, executive placement services and similar services generally provided to executives by professional executive out placement service providers. All costs of such out placement services shall be paid for by the Company.

Section 7 – Arbitration.

Subject to the Company’s right to seek injunctive relief under Section 9 of this Agreement, the parties hereto agree to arbitrate any issue, misunderstanding, disagreement or dispute in connection with the terms in effect in this Agreement in accordance with the Rules of the American Arbitration Association, before one arbitrator mutually agreeable to the parties. If either party determines that the parties have been unable to agree upon one arbitrator, then such party may appoint one arbitrator and require the other party to appoint a second arbitrator. Whereupon, the two appointed arbitrators shall appoint a third neutral arbitrator. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the American Arbitration Association shall select the third arbitrator. Failure by a party to either (i) accept as mutually agreeable, or (ii) appoint an arbitrator, within 30 days of receipt of notice of the appointment of an arbitrator by the other party, shall be deemed as acceptance of arbitration by such single arbitrator. The arbitration shall occur in Monroe, Michigan, or such other place as mutually agreed upon. The prevailing party shall be entitled to recover any and all costs associated with any arbitration proceeding (and any subsequent proceeding to enforce rights thereunder) including the recovery of reasonable attorneys fees. Judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Section 8 – Right to Other Benefits.

Except as otherwise specified herein, nothing in this Agreement shall abridge, eliminate, or cause Executive to lose Executive's right or entitlement to any other Company benefit to which Executive may be entitled due to his status as an employee under any plan or policy of Company on such terms and conditions as are required of any employee under any plan or policy of Company. Further, nothing in this Agreement shall create in Executive any greater rights or entitlements, except as specified in this Agreement. The plans and policies referred to in this Section 8 include, but are not limited to, life insurance plans, dental, disability or health insurance benefits, severance policies, club memberships, and accrued vacation pay.

Section 9 – Noncompetition and Nonsolicitation Agreement and Business Protection.

Notwithstanding anything to the contrary contained elsewhere in this Agreement:

A.     Noncompetition Agreement and Nonsolicitation Agreement

1.

In view of Executive’s importance to the success of the Company, Executive and Company agree that the Company would likely suffer significant harm from Executive’s competing with Company during Executive’s term of employment with Company and for some period of time thereafter. Accordingly, Executive agrees that Executive shall not engage in competitive activities while employed by Company and during the Restricted Period. Executive shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Company, (i) in Monroe County, Michigan and counties contiguous thereto (including the municipalities therein), render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Company or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise in Monroe County, Michigan, and counties contiguous thereto (including all municipalities therein) which competes directly or indirectly with the business of Company or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less that 1 percent of any publicly traded corporation, whether or not such corporation is in competition with Company. For purposes of this paragraph 9 the term “Restricted Period” shall equal one year, commencing as of the date of Executive’s termination of employment.

2.

While employed by Company and for a period of one (1) year following Executive’s termination of employment with Company, Executive agrees that Executive shall not, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer or prospective customer of Company to whom Executive provided services, or for whom Executive transacted business, or whose identity become known to Executive in connection with Executive’s services to Company (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than the Company or its affiliates or reduce or refrain from doing any business with the Company or its affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Company or its affiliates and any such customer or prospective customer. The term “solicit” as used in this Agreement means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of Company and its subsidiaries.

3.	While employed by Company and for a period of one (1) year following Executive’s termination of employment with Company, Executive agrees that Executive shall not, in any manner, directly or indirectly, solicit any person who is an employee of Company or any of its affiliates to apply for or accept employment or a business opportunity with any other person or entity.

4.	The parties agree that nothing herein shall be construed to limit or negate the common law of torts or trade secrets where it provides broader protection than that provided herein.

B.     Confidential Information

Executive has obtained and may obtain confidential information concerning the businesses, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of Company and its affiliates, and those of third-parties that is not generally disclosed to persons not employed by Company or its subsidiaries. Such information (referred to herein as the “Confidential Information”) may have been or may be provided in written form or orally. Executive shall not disclose to any other person the Confidential Information at any time during his employment with Company or after the termination of his employment, provided that Executive may disclose such Confidential Information only to a person who is then a director, officer, employee, partner, attorney or agent of Company who, in Executive’s reasonable good faith judgment, has a need to know the Confidential Information.

C.     Remedies

1.

Executive acknowledges that a violation on Executive’s part of this Section 9 would cause immeasurable and irreparable damage to Company. Accordingly, Executive agrees that notwithstanding Section 7 hereof, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the provisions of this Section 9, in addition to any other remedies it may have.

2.	In addition to Company’s right to seek injunctive relief as set forth in subparagraph 1 above of this Section 9.C, in the event that Executive shall violate the terms and conditions of this Section 9, Company may: (i) make a general claim for damages and (ii) terminate any payments or benefits payable by Company, if applicable, to Executive.

3.	The Board shall be responsible for determining whether Executive shall have violated this Section 9, and in the absence of Executive’s ability to show that the Board has acted in bad faith and without fair dealing, such decision will be final and binding. Upon the request of Executive, the Company shall provide an advance opinion as to whether a proposed activity would violate the provisions of this Agreement.

Section 10 – Notice and Payments.

All payments required or permitted to be made under the provisions of this Agreement, and all notices and other communications required or permitted to be given or delivered under this Agreement to Company or to Executive, which notices or communications must be in writing, shall be deemed to have been given if delivered by hand, or mailed by first-class mail, addressed as follows:

A.	If to Company:

MBT Financial Corp 102 E. Front Street Monroe, MI 48161 Attn: Chairman, Compensation Committee

B.	If to Executive:

H. Douglas Chaffin c/o MBT Financial Corp102 E. Front Street Monroe, MI 48161

Company or Executive may, by notice given to the other from time to time and at any time, designate a different address for making payments required to be made, and for the giving of notices or other communications required or permitted to be given, to the party designating such new address.

Section 11 – Payroll Taxes.

Any payment required or permitted to be made or given to Executive under this Agreement shall be subject to the withholding and other requirements of applicable laws, and to the deduction requirements of any benefit plan maintained by Company in which Executive is a participant, and to all reporting, filing and other requirements in respect of such payments, and Company shall use it best efforts promptly to satisfy all such requirements.

Section 12 – Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

Section 13 – Duplicate Originals.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.

Section 14 – Captions.

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretations, construction or meaning and are in no way to be construed as a part of this Agreement.

Section 15 – Severability.

If any provision of this Agreement or the application of any provision to any person or any circumstances shall be determined to be invalid or unenforceable, such provision or portion thereof shall nevertheless be effective and enforceable to the extent determined reasonable. Such determination shall not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of Company and Executive that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provisions unenforceable, then the provisions shall have the meaning which renders it enforceable.

Section l6 – Number and Gender.

When used in this Agreement, the number and gender of each pronoun shall be construed to be such number and gender as the context, circumstances or its antecedent may require.

Section 17 – Successor and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of Company; provided, however, that Company may not assign this Agreement or any of its rights or obligations hereunder to any party other than a corporation which succeeds to substantially all of the business and assets of Company by merger, consolidation, sale of assets or otherwise. This Agreement shall inure to the benefit of and be binding upon the successor and assigns (including successive, as well as immediate, successors and assigns) of Executive; provided, however, that the right of Executive under this Agreement may be assigned only to his personal representative or trustee or by will or pursuant to applicable laws of descent and distribution.

Section 18 –Prior Agreement Superseded.

This Agreement supersedes all previous versions of this agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amended Agreement to be executed on and to be effective on __________, 2018.

In the Presence of:	Executive

H. Douglas Chaffin

In the Presence of:
MBT Financial Corp.

By: Michael J. Miller
Its: Chairman of the Board of Directors

Exhibit A
Change in Control Definition

A “Change in Control” shall mean a “Change in Ownership” as defined in (a) hereof; a “Change in Effective Control” as defined in (b), hereof; or a “Change in Ownership of a Substantial Portion of Assets” as defined in (c) hereof.

(a)

Change in Ownership. For purposes of this Agreement, a “change in the ownership” of the Company occurs on the date that any one person, or more than one person acting as a group (as defined in subsection (d) hereof, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of subsection (b) hereof. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(b)	Change in the Effective Control. For purposes of this Agreement, a change in the effective control of the Company occurs on the date that either –

(i)

Any one person, or more than one person acting as a group (as determined under subsection (d) hereof, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing more than 50 percent of the total voting power of the stock of the Company; or

(ii)

a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.

In the absence of an event described in subsection (b)(i) or (ii) above, a change in the effective control of a Company will not have occurred.

(c)

Change in the Ownership of a Substantial Portion of the Company’s Assets. For purposes of this Agreement, a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in subsection(d) hereof, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control Event under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in this paragraph. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to --

(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (iii) hereof.

For purposes of this subsection(c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(d)

Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets or purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with the ownership interest in the other corporation.